                                                                       EXHIBIT A

                               PURCHASE AGREEMENT

                                  By and Among

                          Trico Marine Services, Inc.

                         Inverness/Phoenix Partners LP,

                                      and

                        Executive Capital Partners I LP

                     Common Stock, par value $.01 per share

                                 April 16, 1999

                               TABLE OF CONTENTS

 ARTICLE I.
    DEFINITIONS...........................................................   A-1
    Section 1.1  Definitions.............................................    A-1
    Section 1.2  References and Titles...................................    A-4

 ARTICLE II.
    PURCHASE OF THE SECURITIES............................................   A-4
    Section 2.1  Purchase of the Shares..................................    A-4
    Section 2.2  Commitment Fee..........................................    A-4

 ARTICLE III.
    REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........................   A-5
    Section 3.1  Organization, Standing and Power........................    A-5
    Section 3.2  Subsidiaries............................................    A-5
    Section 3.3  Capital Structure.......................................    A-5
    Section 3.4  Authority; No Violations; Approvals.....................    A-6
    Section 3.5  SEC Documents...........................................    A-6
    Section 3.6  Absence of Certain Changes or Events....................    A-7
    Section 3.7  No Undisclosed Material Liabilities.....................    A-7
    Section 3.8  Compliance with Applicable Laws.........................    A-7
    Section 3.9  Litigation..............................................    A-7
    Section 3.10 Permits.................................................    A-8
    Section 3.11 Title to Properties; Condition..........................    A-8
    Section 3.12 Vessels.................................................    A-8
    Section 3.13 Certain Agreements......................................    A-8
    Section 3.14 Tax Returns and Tax Payments............................    A-9
    Section 3.15 Employee Benefit Plans..................................    A-9
    Section 3.16 Labor Matters...........................................    A-9
    Section 3.17 Intangible Property.....................................   A-10
    Section 3.18 Environmental Matters...................................   A-10
    Section 3.19 Insurance...............................................   A-10
    Section 3.20 No Brokers or Finders...................................   A-10
    Section 3.21 Vote....................................................   A-10
    Section 3.22 Internal Procedures.....................................   A-10
    Section 3.23 Ability to Meet Obligations.............................   A-11
    Section 3.24 Relationships with Related Persons......................   A-11
    Section 3.25 Restrictions on Business Activities.....................   A-11
    Section 3.26 Certain Business Practices..............................   A-11
    Section 3.27 Disclosure..............................................   A-11

 ARTICLE IV.
    REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS......................  A-12
    Section 4.1  Organization, Standing and Power........................   A-12
    Section 4.2  Authority; Approvals....................................   A-12
    Section 4.3  Investment Intent.......................................   A-12
    Section 4.4  Purchaser Inquiry.......................................   A-12
    Section 4.5  Transfer Restrictions...................................   A-12
    Section 4.6  Purchaser Status........................................   A-13
    Section 4.7  Sufficient Funds........................................   A-13
    Section 4.8  Citizenship.............................................   A-13
    Section 4.9  Brokers or Finders......................................   A-13

 ARTICLE V.
    COVENANTS........................................................ A-13
    Section 5.1   Confidentiality...................................  A-13
    Section 5.2   Conduct of Business...............................  A-14
    Section 5.3   Approvals.........................................  A-15
    Section 5.4   HSR Act Notification..............................  A-15
    Section 5.5   Notification of Certain Matters...................  A-15
    Section 5.6   Directors.........................................  A-15
    Section 5.7   Indemnification of Directors......................  A-15
    Section 5.8   Listing...........................................  A-16
    Section 5.9   Stockholders' Meeting; Proxy Statement............  A-16
    Section 5.10  Rights Plan Amendment.............................  A-16
    Section 5.11  Use of Proceeds...................................  A-17

 ARTICLE VI.
    CONDITIONS PRECEDENT TO CLOSING.................................. A-17
    Section 6.1   Conditions Precedent to Each Party's Obligation...  A-17
    Section 6.2   Conditions Precedent to Obligation of the
                  Purchasers........................................  A-17
    Section 6.3   Conditions Precedent to Obligations of the
                  Company...........................................  A-18

 ARTICLE VII.
    CLOSINGS......................................................... A-18
    Section 7.1   First Closing.....................................  A-18
    Section 7.2   Actions to Occur at the First Closing.............  A-19
    Section 7.3   Second Closing....................................  A-19
    Section 7.4   Actions to Occur at the Second Closing............  A-19

 ARTICLE VIII.
    TERMINATION...................................................... A-20
    Section 8.1   Termination.......................................  A-20
    Section 8.2   Effect of Termination.............................  A-20

 ARTICLE IX.
    RECOVERY OF FEES................................................. A-21

 ARTICLE X.
    MISCELLANEOUS.................................................... A-21
    Section 10.1  Survival of Provisions............................  A-21
    Section 10.2  No Waiver; Modification in Writing................  A-21
    Section 10.3  Specific Performance..............................  A-21
    Section 10.4  Severability......................................  A-21
    Section 10.5  Fees and Expenses.................................  A-22
    Section 10.6  Parties in Interest...............................  A-22
    Section 10.7  Notices...........................................  A-22
    Section 10.8  Counterparts......................................  A-22
    Section 10.9  Entire Agreement..................................  A-22
    Section 10.10 Governing Law.....................................  A-23
    Section 10.11 Public Announcements..............................  A-23
    Section 10.12 Assignment........................................  A-23
    Section 10.13 Director and Officer Liability....................  A-23
    Section 10.14 Headings..........................................  A-23

 Exhibits and Annexes
    Exhibit 2.1   Allocation of Purchase Price
    Annex A       Stockholders' Agreement

                              PURCHASE AGREEMENT

  PURCHASE AGREEMENT, dated as of April 16, 1999, by and among Trico Marine Services, Inc., a Delaware corporation (together with its successors, if any, the "Company"), and Inverness/Phoenix Partners LP, a Delaware limited partnership, and Executive Capital Partners I LP, a Delaware limited partnership (collectively, the "Purchasers").

  In consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

                                  ARTICLE I.

                                  Definitions

  Section 1.1 Definitions. In addition to the other defined terms used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

  "Affiliate" means, with respect to any Person, any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person. For purposes of this definition and this Agreement, the term "control" (and correlative terms "controlling," "controlled by" and "under common control with") means possession of the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.

  "Agreement" means this Purchase Agreement, as the same may be amended, supplemented or modified from time to time in accordance with the terms hereof.

  "Applicable Law" means any constitutional provision, statute or other law, ordinance, rule, regulation or interpretation of any thereof and any Order of any Governmental Entity (including Environmental Laws).

  "Approval" means any approval, authorization, grant of authority, consent, order, qualification, permit, license, variance, exemption, franchise, concession, certificate, filing or registration or any waiver of the foregoing, or any notice, statement or other communication required to be filed with, delivered to or obtained from any Governmental Entity or any other Person.

  "Board" means the Board of Directors of the Company.

  "Business Day" means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in Houston, Texas or New York City, New York generally are authorized or required by law or other government actions to close.

  "Bylaws" mean the Company's bylaws, as amended from time to time.

  "Capital Stock" means (1) with respect to any Person that is a corporation or company, any and all shares, interests, participations or other equivalents (however designated) of capital or capital stock of such Person and (2) with respect to any Person that is not a corporation or company, any and all partnership or other equity interests of such Person.

  "Certificate of Incorporation" means the Company's Amended and Restated Certificate of Incorporation, as amended from time to time.

  "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder as in effect on the date hereof.

  "Common Stock" means the Company's common stock, par value $.01 per share.

  "Confidential Information" means all information about the Company furnished to the Purchasers or any of their Representatives by the Company or any of its Representatives, but shall exclude information that (i) is in the possession of the Purchasers or their Representatives prior to receipt from the Company,
(ii) is or becomes available in the public domain, other than as a result of an unauthorized disclosure by Purchasers or its Representatives, or (iii) is not acquired from the Company or any other person known by the Purchasers or its Representatives to be subject to a confidentiality agreement with the Company.

  "Contractual Obligation" means, as to any Person, any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other contract, agreement, arrangement or understanding, written or otherwise, to which such Person is a party or by which it or any of its property is bound.

  "Credit Agreements" means, (1) that certain Second Amended and Restated Revolving Credit Agreement, dated as of March 13, 1998, among the Company, as borrower, BankBoston, N.A., as administration agent, and the lenders signatory thereto, as amended by Amendment No. 1 thereto, dated as of December 31, 1998, and as the same may from time to time be amended or supplemented and (2) that certain Loan Agreement, dated as of June 23, 1998, among Saevik Shipping AS, as borrower, Den Norske Bank ASA, as agent, and the other lending institutions that may become party thereto from time to time in accordance with the terms thereof, as the same may from time to time be amended or supplemented.

  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

  "ERISA Affiliate" means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

  "First Tranche" means the 4,000,000 shares of Common Stock to be purchased by the Purchasers at the First Closing.

  "Governmental Entity" means any agency, bureau, commission, court, authority, department, official, political subdivision, tribunal or other instrumentality of any government, whether (1) regulatory, administrative or otherwise, (2) federal, state or local, or (3) domestic or foreign.

  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

  "Indenture" means the Indenture, dated as of September 22, 1998, among Trico Marine Services, Inc., the guarantors listed on the signature page thereto and Chase Bank of Texas, National Association, as trustee, as the same may from time to time be amended or supplemented.

  "Knowledge" of any Person means the actual knowledge of such Person's executive and financial officers and directors, in each case after reasonable inquiry of such other officers of such Person with direct responsibility for the Person's business relating to such knowledge.

  "Lien" means any mortgage, lien, pledge, encumbrance, easement, charge or security interest of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

  "Material" means material in relation to the business, operations, properties, condition (financial or otherwise), results of operations, assets, liabilities or prospects of the Company and its Subsidiaries taken as a whole.

  "Material Adverse Effect" means any effect, change, event or occurrence that
(1) is materially adverse to the business, operations, properties, condition (financial or otherwise), results of operations, prospects, assets or liabilities of the Company and its Subsidiaries taken as a whole, (2) has impaired and could impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect, or
(3) could delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents.

  "Order" means any decree, injunction, judgment, settlement, order, ruling, assessment or writ of a court.

  "Partner" means, with respect to any Purchaser, any limited partner or general partner of such Purchaser or any of such Purchaser's Affiliates, whether or not such limited partner or general partner is an Affiliate of such Purchaser.

  "Person" means an individual or a corporation, partnership, trust, incorporated or unincorporated association, limited liability company, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

  "Proceedings" means actions, causes of action, suits, claims, complaints, demands, litigations or legal, administrative or arbitral proceedings.

  "Representatives" of any Person means the officers, directors, employees, agents and other representatives of such Person.

  "Requirement of Law" means, as to any Person, the certificate of incorporation and bylaws or other organizational or governing documents of such Person, and any law, treaty, rule, regulation, ordinance, qualification, license or franchise or determination (including, without limitation, those related to taxes and to environmental matters) of an arbitrator or a court or other Governmental Entity or of the Nasdaq National Market or any national securities exchange on which the Common Stock is listed or admitted to trading, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated hereby.

  "SEC" means the Securities and Exchange Commission.

  "Second Tranche" means the 4,000,000 shares of Common Stock to be purchased by the Purchasers at the Second Closing.

  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

  "Shares" means the shares of Common Stock constituting the First Tranche and the Second Tranche purchased by the Purchasers pursuant to this Agreement.

  "Stockholders' Agreement" means that certain Stockholders' Agreement, in the form attached hereto as Annex A, among the Company and the Purchasers, dated as of the date hereof.

  "Subsidiary" means, (1) a corporation, a majority of whose stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by the Company, by a Subsidiary of the Company or by the Company and another Subsidiary, or (2) any other Person (other than a corporation) in which the Company, a Subsidiary or the Company and a Subsidiary, directly or indirectly, at the date of determination thereof has at least a majority ownership interest.

  "Transaction Documents" means this Agreement and the Stockholders'
Agreement.

  Section 1.2 References and Titles. All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections, and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections, and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections, or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words "this Agreement," "herein," "hereby," "hereunder," and "hereof," and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words "this Section," "this subsection," and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word "including" (in its various forms) means "including without limitation." Pronouns in masculine, feminine, or neuter genders shall be construed to state and include any other gender and words, terms, and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural forms of such defined terms.

                                  ARTICLE II.

                          Purchase of the Securities

  Section 2.1 Purchase of the Shares.

  (a) Subject to the terms and conditions herein set forth, the Company will sell to the Purchasers, and the Purchasers will purchase from the Company, the First Tranche and the Second Tranche, as allocated among the Purchasers as set forth in Exhibit 2.1.

  (b) The aggregate purchase price payable for the First Tranche shall be $25,000,000.00 (the "First Tranche Purchase Price") and the aggregate purchase price payable for the Second Tranche shall be $25,000,000.00 (the "Second Tranche Purchase Price").

  (c) Delivery of the shares of Common Stock constituting the First Tranche shall be made at the First Closing by delivery to the Purchasers, against payment of the First Tranche Purchase Price therefor as provided herein, of one or more share certificates, registered in the name and amounts requested by the Purchasers at least two Business Days prior to the First Closing, representing an aggregate of 4,000,000 shares of Common Stock, all to be purchased at the First Closing by the Purchasers hereunder.

  (d) Delivery of the shares of Common Stock constituting the Second Tranche shall be made at the Second Closing by delivery to the Purchasers, against payment of the Second Tranche Purchase Price therefor as provided herein, of one or more share certificates, registered in the name and amounts requested by the Purchasers at least two Business Days prior to the Second Closing, representing an aggregate of 4,000,000 shares of Common Stock, all to be purchased at the Second Closing by the Purchasers hereunder.

  (e) Payment of the First Tranche Purchase Price for the First Tranche and payment of the Second Tranche Purchase Price for the Second Tranche to be purchased hereunder shall be made by or on behalf of the Purchasers by wire transfer of immediately available funds to an account of the Company (the number for which account shall have been furnished to the Purchasers at least two Business Days prior to the First Closing Date or the Second Closing Date, as the case may be).

  Section 2.2 Commitment Fee. The Company shall pay the Purchasers a commitment fee of $2,000,000 (the "Commitment Fee"), $1,000,000 of which shall be paid by the Company at the First Closing and the remaining $1,000,000 of which shall be paid by the Company upon the earlier to occur of the Second Closing or July 15, 1999, in each case, by wire transfer of immediately available funds to an account of the Purchasers (the number for which account shall have been furnished to the Company at least two Business Days prior to the date of such payment).

                                 ARTICLE III.

                 Representations and Warranties of the Company

  The Company represents and warrants to the Purchasers as follows:

  Section 3.1 Organization, Standing and Power. Each of the Company and its
Subsidiaries: (a) has been duly organized and is validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation; (b) has all requisite corporate power and authority to carry on its business as it is currently being conducted and as described in the SEC Documents and to own, lease and operate its properties; and (c) is duly qualified and in good standing as a foreign corporation, authorized to do business in each jurisdiction in which the nature of its business or its ownership or leasing of property requires such qualification, except where the failure to be so qualified could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect. The Company has all requisite corporate power and authority to enter into this Agreement and the Stockholders' Agreement and to consummate each of the transactions and perform each of the obligations contemplated hereby and thereby.

  Section 3.2 Subsidiaries. All of the issued and outstanding capital stock (or equivalent interests) of each Subsidiary has been duly authorized and validly issued, is fully paid and non-assessable and is owned by the Company free and clear of any Liens (other than Liens created pursuant to the Credit Agreements), and there are no rights, options or warrants outstanding or other agreements to acquire shares of capital stock (or equivalent interests) of such Subsidiary. Except for the Company's Subsidiaries, the Company has no Material interest or investments in any corporation, partnership, limited liability company, trust or other entity or organization.

  Section 3.3 Capital Structure.

  (a) The authorized capital stock of the Company consists of 40,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, par value $.01 per share, of which, as of the date of this Agreement, (1) 20,450,448 shares of Common Stock are issued and 20,378,416 shares of Common Stock are outstanding; (2) 100,000 shares of Series AA Participating Cumulative Preference Stock were issued and outstanding; (3) 1,810,855 shares of Common Stock have been authorized and are reserved for or subject to issuance upon the exercise of outstanding options to purchase Common Stock granted under the Company's director and employee stock incentive plans disclosed in the SEC Documents; (4) 72,032 shares of Common Stock are held by the Company in its treasury; and (5) no shares of Common Stock are held by any of the Company's Subsidiaries. Except for shares of Common Stock issuable upon the exercise of outstanding stock options granted under the director and employee stock incentive plans disclosed in the SEC Documents, there are no shares of Common Stock or any other equity security of the Company issuable upon conversion or exchange of any security of the Company, nor are there any rights, options or warrants outstanding or other agreements to acquire shares of capital stock of the Company, nor will the Company be contractually obligated to issue any shares of capital stock or to purchase, redeem or otherwise acquire any of its outstanding shares of capital stock as a result of the transactions contemplated hereby. None of the Company's outstanding debt or debt instruments provide voting rights with respect to the Company to the holders thereof. No stockholder of the Company or other Person is entitled to any preemptive or similar rights to subscribe for shares of capital stock of the Company. All of the issued and outstanding shares of Common Stock are, and the Shares (when issued hereunder) after payment of the purchase price therefor to the Company, will be, duly authorized, validly issued, fully paid, nonassessable, and free and clear of all Liens (other than any such Liens imposed by the Purchasers or any of their creditors). Except for the registration rights granted pursuant to the Stockholders' Agreement, no Person has the right to demand or request that the Company effect a registration under the Securities Act of any securities held by such Person or to include any securities of such Person in any such registration by the Company. Except as described in this Section 3.3, the Company has no authorized, issued or outstanding shares or capital stock as of the date of this Agreement.

  (b) Except as contemplated hereby or in the Stockholders' Agreement or as set forth in the SEC Documents, there are no registration rights agreements, shareholder agreements, voting agreements or trusts, proxies or other agreements or contractual obligations to which the Company or any of its Subsidiaries is a party or bound with respect to the registration with any Government Entity, or the voting or disposition of any capital stock of the Company or any of its Subsidiaries and, to the Company's Knowledge there are no other shareholder agreements, voting agreements or trusts, proxies or other agreements or contractual obligations among the shareholders of the Company with respect to the voting or disposition of any capital stock of the Company or any of its Subsidiaries.

  Section 3.4 Authority; No Violations; Approvals.

  (a) The Board has approved this Agreement, the Stockholders' Agreement and the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and the Stockholders' Agreement and the transactions contemplated hereby and thereby, (1) have been duly authorized by all necessary corporate action of the Company; (2) do not contravene the terms of the certificate of incorporation or bylaws of the Company or the organizational documents of its Subsidiaries; and (3) do not violate or result in any breach or contravention of, a default under, or an acceleration of any obligation under or the creation (with or without notice, lapse of time or both) of any Lien under, any Contractual Obligation of the Company or its Subsidiaries or any Requirement of Law applicable to the Company or its Subsidiaries. No event has occurred and no condition exists that (upon notice or the passage of time or both) would constitute, or give rise to: (1) any breach, violation, default, change of control or right to cause the Company to repurchase or redeem under; (2) any Lien on the assets of the Company or any of its Subsidiaries under; (3) any termination right of any part under; or (4) any change or acceleration in the rights or obligations of any party under, any Contractual Obligation of the Company or its Subsidiaries or any Order or Requirement of Law applicable to the Company or any of its Subsidiaries, except for any such breach, violation, default, acceleration, creation or change that does not, individually or in the aggregate, have a Material Adverse Effect.

  (b) No Approval of any Governmental Entity or any other Person in respect of any Requirement of Law, Contractual Obligation or otherwise, and no lapse of a waiting period under a Requirement of Law, is necessary or required in connection with the execution, delivery or performance (including, without limitation, the sale, issuance and delivery of the Shares) by the Company, or enforcement against the Company, of this Agreement or the transactions contemplated thereby, except for the filing of a notification report by the Company under the HSR Act and the expiration or termination of the applicable waiting period with respect thereto.

  (c) This Agreement has been, and the Stockholders' Agreement when executed and delivered will be, duly executed and delivered by the Company and constitutes, or will constitute, the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

  Section 3.5 SEC Documents.

  (a) The Company has made available to the Purchasers a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC since December 31, 1997 (the "SEC Documents"), which are all the documents (other than preliminary materials) that the Company was required to file with the SEC since December 31, 1997. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Documents, and none of the SEC Documents contained as of their respective dates any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

  (b) The financial statements of the Company included in the SEC Documents, including the notes and schedules thereto, complied as to form in all material respects with the rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of the Company and its consolidated Subsidiaries for the periods presented therein in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material) applied on a consistent basis during the periods presented.

  Section 3.6 Absence of Certain Changes or Events.

  (a) Except as disclosed in the SEC Documents filed with the SEC after December 31, 1998 and prior to the date of this Agreement, or except as contemplated by this Agreement, since December 31, 1998, each of the Company and its Subsidiaries have conducted their business only in the ordinary course of business consistent with past practice, and there has not been: (1) any declaration, setting aside or payment of any dividend or other distribution by the Company (whether in cash, stock or property) with respect to any capital stock of the Company or any of its Subsidiaries; (2) any split, combinations, reclassification or amendment of any term of any outstanding capital stock or other security of the Company; (3) other than issuance of Common Stock upon the exercise of outstanding options to purchase Common Stock granted under the Company's director and employee stock incentive plans disclosed in the SEC Documents, any issuance or the authorization of the issuance of any equity securities of the Company or any of its Subsidiaries, other than in connection with the transactions contemplated hereby; (4) any repurchase, redemption or other acquisition by the Company or any Subsidiary of the Company of any outstanding capital stock or other securities of the Company or any Subsidiary of the Company; (5) (A) any grant by the Company or any of its Subsidiaries to any officer of the Company or any of its Subsidiaries of any increase in compensation, except for increases in the ordinary course of business consistent with past practice or (B) any grant by the Company or any of its Subsidiaries to any such officer of any increase in severance or termination pay, except as was required or provided for under any employment, severance, termination or other agreements or benefit arrangements in effect as of December 31, 1998; (6) except as required by a change in GAAP, any material change in accounting methods, principles or practices by the Company or any of its Subsidiaries; or (7) any material casualties affecting the Company and its Subsidiaries, taken as a whole, or any material loss, damage or destruction to any of their properties or assets, whether covered by insurance or not.

  (b) Except as disclosed in the Company's consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 1998, and the notes thereto since December 31, 1998, there has not been any event, circumstance or fact that has had or could reasonably be expected to have a Material Adverse Effect.

  Section 3.7 No Undisclosed Material Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except (a) liabilities or obligations disclosed or reserved against in the SEC Documents filed prior to the date thereof or (b) liabilities or obligations which could not have, individually or in the aggregate, have not had, and could not reasonably be expected to have, a Material Adverse Effect.

  Section 3.8 Compliance with Applicable Laws. Except as would not have a Material Adverse Effect, the Company and each of its Subsidiaries: (a) in the conduct of its business, is not, and since December 31, 1998, has not been, in violation of any Requirement of Law; (b) has all Approvals, which are in full force and effect, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to conduct its businesses in all Material respects as presently conducted; and
(c) since December 31, 1998, has received no notification or communication from any Governmental Entity (1) asserting that it is not in compliance with any of the Requirements of Law that such Governmental Entity enforces or (2) threatening to revoke any Approval.

  Section 3.9 Litigation.

  (a) There are no Proceedings pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or relating to this Agreement or the transactions contemplated hereby, nor is there any Order of any Governmental Entity or arbitrator outstanding against or binding upon the Company or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

  (b) There are no Orders restricting or limiting in any Material respect the business or operations of the Company or any of its Subsidiaries, to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties are bound.

  Section 3.10 Permits. Each of the Company and its Subsidiaries has such permits, licenses, franchises and authorizations of governmental or regulatory authorities ("permits"), including, without limitation, under any applicable Environmental Laws, as are necessary to own, lease and operate their respective properties and to conduct their businesses, except as could not reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries has fulfilled and performed all of its obligations with respect to such permits and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or could result in any other material impairment of the rights of the holder of any such permit, except as could not reasonably be expected to have a Material Adverse Effect. Except as described in the SEC Documents, such permits contain no restrictions that are or will be materially burdensome to the Company or such Subsidiary, as the case may be.

  Section 3.11 Title to Properties; Condition. The Company or its Subsidiaries owns, of record (to the extent applicable) and beneficially, all material personal property and real property and has a valid and enforceable leasehold interest in all material leases, in each case, as reflected in the consolidated financial statements of the Company included in the SEC Documents as being owned or leased by it or any of its Subsidiaries and all such property thereafter acquired by it or any of its Subsidiaries (except to the extent that such properties have thereafter been disposed of in the ordinary course of business consistent with past practice or after the date hereof in compliance with Section 5.2), free and clear of any Liens (other than Liens created pursuant to the Credit Agreements), except in each case as could not reasonably be expected to have a Material Adverse Effect. To the Company's Knowledge, each piece of personal property other than the vessels currently in use by the Company or its Subsidiaries is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

  Section 3.12 Vessels. The Company and its Subsidiaries own and operate all of their vessels in all Material respects in accordance with Applicable Law. To the Company's Knowledge, each of the vessels presently operated by the Company and its Subsidiaries, or upgraded pursuant to the Company's capital improvement program, is free from any Material defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable to be used for the purposes for which it presently is used.

  Section 3.13 Certain Agreements.

  (a) All of the Company's Contractual Obligations that are required to be described in the SEC Documents or to be filed as exhibits thereto ("Material Contracts") are described in the SEC Documents or filed as exhibits thereto, as so required. Each Material Contract is a valid and binding agreement of the Company or its Subsidiaries, as the case may be, enforceable in accordance with its terms, and neither the Company nor any of its Subsidiaries is in breach of or in default under any Material Contract except for such breaches and defaults that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

  (b) The Company or the relevant Subsidiary and, to the Company's Knowledge, each other party to the Material Contracts has performed in all material respects the obligations required to be performed by it under the Material Contracts and is not (with or without lapse of time or the giving of notice, or both) in breach or default thereunder. No party to any Material Contract has given written or, to the Company's Knowledge, oral notice of any action to terminate, cancel, rescind or procure a judicial reformation thereof.

  (c) A complete copy of each Material Contract has been made available to the Purchasers prior to the date of this Agreement.

  (d) Neither the Company nor any of its Subsidiaries is a party to any oral or written agreement, plan or arrangement with any employee, consultant or independent contractor of the Company or a Subsidiary (1) the benefits of which are contingent, or the terms of which will be materially altered, upon, or result from, the occurrence of the transactions contemplated by this Agreement or (2) any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of the transactions contemplated by this Agreement.

  (e) The Company has made available to the Purchasers (1) true and correct copies of all material loan or credit agreements (including the Credit Agreements), notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any debt of the Company or any of its Subsidiaries is outstanding or may be incurred and (2) accurate information regarding the respective principal amounts currently outstanding thereunder to the extent materially different than as set forth in the financial statements included in the Company's annual report on Form 10-K for the year ended December 31, 1998.

  Section 3.14 Tax Returns and Tax Payments. The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the amount of which is not individually or in the aggregate Material or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect.

  Section 3.15 Employee Benefit Plans.

  (a) The Company has made available to Purchasers complete and correct copies of all written plans under which the Company, any of its Subsidiaries or any ERISA Affiliate, have any present or future obligations or liabilities in respect of employees or former employees of the Company, any of its Subsidiaries or any ERISA Affiliate or their dependents or beneficiaries (individually, a "Plan").

  (b) The Company and each ERISA Affiliate has operated and administered each Plan in compliance with Applicable Law except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to Section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not be individually or in the aggregate Material.

  Section 3.16 Labor Matters. Except as set forth in the SEC Documents:

    (a) there is no unfair labor practice charge or grievance arising out of a collective bargaining agreement or other grievance procedure against the Company or any of its Subsidiaries pending, or, to the Knowledge of the Company, threatened, that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

    (b) there is no strike, dispute, slowdown, work stoppage or lockout pending, or, to the Knowledge of the Company, threatened, against or involving the Company or any of its Subsidiaries that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect; or

    (c) there is no Proceeding pending or, to the Knowledge of the Company, threatened, in respect to which any current or former director, officer, employee or agent of the Company or any of its Subsidiaries is or may be entitled to claim indemnification from the Company or any of its Subsidiaries pursuant to (1) the Certificate of Incorporation or Bylaws of the Company; (2) any provision of the comparable charter or organizational documents of any of its Subsidiaries; (3) any indemnification agreement to which the Company or any Subsidiary of the Company is a party; or (4) Applicable Law.

  Section 3.17 Intangible Property. Except as disclosed in the SEC Documents, each of the Company and its Subsidiaries owns, possesses or has the right to employ all licenses, trademarks, service marks and trade names, inventions, computer programs, technical data and information (collectively, the "Intellectual Property") presently employed by it in connection with the businesses now operated by it free and clear of and without violating any right, claimed right, charge, encumbrance, pledge, security interest, restriction or lien of any kind of any other person, except where the failure to own, possess, license or have the right to employ its Intellectual Property could not reasonably be expected to have a Material Adverse Effect. To the Company's Knowledge, the Company will not suffer any Material Adverse Effect with respect to Year 2000 non-compliance.

  Section 3.18 Environmental Matters. Neither the Company nor any of its Subsidiaries has violated any foreign, federal, state or local law or regulation relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants ("Environmental Laws") that could reasonably be expected to have a Material Adverse Effect.

  Section 3.19 Insurance. Each of the Company and its Subsidiaries maintains, or the Company maintains on behalf of its Subsidiaries, insurance (including self insurance) covering its or their properties, operations, personnel and businesses, except as could not reasonably be expected to have a Material Adverse Effect. Such insurance insures against such losses and risks as are adequate in accordance with customary industry practice to protect the Company and its Subsidiaries and their respective businesses, except as could not reasonably be expected to have a Material Adverse Effect. Neither the Company nor its Subsidiaries has received notice from any insurer or agent of such insurer that substantial capital improvements or other material expenditures will have to be made in order to continue such insurance. All such insurance is outstanding and duly in force on the date hereof, subject only to changes made in the ordinary course of business, consistent with past practice, that do not, singly or in the aggregate, materially alter the coverage thereunder or the risks covered thereby and except where the failure to maintain such insurance could not reasonably be expected to have a Material Adverse Effect.

  Section 3.20 No Brokers or Finders. Except for fees payable to Bear Stearns & Co., Inc., no agent, broker, finder or investment or commercial banker, or other Person or firm engaged by or acting on behalf of the Company or its Subsidiaries in connection with the negotiation, execution or performance of this Agreement is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement, the Stockholders' Agreement or the transactions contemplated hereby or thereby.

  Section 3.21 Vote. Except for the approval by the Company's stockholders of the issuance of the shares of Common Stock constituting the Second Tranche, there are no approvals required of the holders of any class or series of shares or stock of the Company necessary to approve this Agreement or the Stockholders' Agreement and the transactions contemplated hereby or thereby.

  Section 3.22 Internal Procedures. Each of the Company and its Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (a) transactions are executed in accordance with management's general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (c) access to assets is permitted only in accordance with management's general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect thereto.

  Section 3.23 Ability to Meet Obligations. Neither the Company nor any of its Subsidiaries intends to, nor does it believe that it will, incur debts beyond its ability to pay such debts as they mature, assuming the ability of the Company to refinance such debts. The present fair saleable value of the assets of each of the Company and its Subsidiaries exceeds the amount that it will be required to be paid on or in respect of its existing debts and other liabilities (including contingent liabilities) as they become absolute and matured. The assets of each of the Company and its Subsidiaries do not constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted.

  Section 3.24 Relationships with Related Persons. Except as disclosed in the SEC Documents filed with the SEC prior to the date hereof and except for this Agreement, the Stockholders' Agreement, the transactions contemplated hereby and thereby matters relating to the provision of benefits of employees of the Company or its Subsidiaries, there are no, and since December 31, 1998 have not been any, undischarged contracts or agreements or other material transactions between the Company or any of its Subsidiaries, on the one hand, and any director or executive officer of the Company or any of their respective Related Persons (as defined below), on the other hand, and no director or executive officer of the Company or any of their respective Related Persons have any interest in any of the assets of the Company or any of its subsidiaries. No executive officer, director of the Company or any of their respective Related Persons has any claim, charge, action or cause of action against the Company or any of its Subsidiaries, except for claims for accrued vacation pay, accrued benefits under the Company benefit plans, claims for compensation, expense reimbursement and similar obligations and similar matters and agreements. For purposes hereof, the term "Related Persons" shall mean (a) each other member of such individual's Family and (b) any Person or entity that is directly or indirectly controlled by any one or more members of such individual's Family. For purposes of this definition, the "Family" of an individual includes (a) such individual, (b) the individual's spouse, siblings, or ancestors, (c) any lineal descendent of such individual, or their siblings, or ancestors, or (d) a trust for the benefit of any of the foregoing.

  Section 3.25 Restrictions on Business Activities. Except as set forth in the SEC Documents and except for the financial covenants in the Credit Agreements, there is no Contractual Obligation or Order binding upon the Company or its Subsidiaries or their properties which has or could reasonably be expected to have the effect of prohibiting or materially impairing any material acquisition of property by the Company or any of its Subsidiaries or the conduct of the business by the Company or any of its Subsidiaries.

  Section 3.26 Certain Business Practices. None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any director, officer, employee or agent of the Company or any of its Subsidiaries had, in furtherance of any business of the Company: (1) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments or expenses relating to political activity; (2) made any direct or indirect unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign; (3) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (4) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

  Section 3.27 Disclosure. No representation or warranty of Company contained in this Agreement, and no statement contained in any document or certificate furnished or to be furnished by or on behalf of the Company to Purchaser or any of its representatives pursuant to this Agreement, contains or, as of the First Closing Date or the Second Closing Date, will contain, any untrue statement of a material fact, or omits or, as of the First Closing Date or the Second Closing Date, will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading or necessary in order to fully and fairly provide the information required to be provided in any such document or certificate.

                                  ARTICLE IV.

               Representations and Warranties of the Purchasers

  Each Purchaser represents and warrants to the Company as follows:

  Section 4.1 Organization, Standing and Power. It is an entity duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, lease, and operate its properties and to carry on its business as now being conducted and to execute and deliver this Agreement and the Stockholders' Agreement and consummate the transactions contemplated hereby and thereby.

  Section 4.2 Authority; Approvals.

  (a) (1) The execution and delivery of this Agreement and the Stockholders' Agreement and the purchase of the Shares to be purchased by it have been duly and properly authorized; (2) this Agreement has been, and the Stockholders' Agreement when executed and delivered will be, duly executed and delivered by such Purchaser and constitutes, or will constitute, the legal, valid and binding obligation of such Purchaser enforceable against such Purchaser in accordance with its terms; (3) the purchase of the Shares to be purchased by it does not conflict with or violate (A) its organizational documents or (B) assuming the approvals referred to in Section 4.2(b) are duly and timely made or obtained, any Applicable Law in a manner that could reasonable be expected to materially hinder or impair the completion of any of the transactions contemplated hereby; and (4) the purchase of Shares to be purchased by it does not impose any penalty or other onerous condition on such Purchaser that could reasonably be expected to materially hinder or impact the completion of any of the transactions contemplated hereby.

  (b) No Approval of any Governmental Entity or any other Person in respect of any Requirement of Law, Contractual Obligation or otherwise, and no lapse of a waiting period under a Requirement of Law, is necessary or required in connection with the execution, delivery or performance by such Purchaser, or enforcement against such Purchaser, of this Agreement or the transactions contemplated thereby, except for the filing of a notification report by such Purchaser under the HSR Act and the expiration or termination of the applicable waiting period with respect thereto.

  Section 4.3 Investment Intent. The Shares to be acquired by it hereunder are being acquired for its own account for investment and with no intention of distributing or reselling such Shares or any part thereof or interest therein in any transaction which would be in violation of the securities laws of the United States of America or any applicable state or any foreign country or jurisdiction.

  Section 4.4 Purchaser Inquiry. Such Purchaser and its advisors have reviewed the business, management and financial information made available by or on behalf of the Company as part of their "due diligence" exercise and have had an opportunity to ask questions of, and receive answers from, the Company and its management and advisors concerning the business, management and financial affairs of the Company and its Subsidiaries, which questions, if any, have been answered, and have had an opportunity to obtain, and have received, any additional information deemed necessary by them to form a decision concerning their investment in the Company contemplated herein; provided, however, that none of the foregoing shall limit, diminish or constitute a waiver of any representation, warranty or covenant made under this Agreement by the Company.

  Section 4.5 Transfer Restrictions. If such Purchaser should decide to dispose of any of the Shares to be purchased by it, such Purchaser understands and agrees that it may do so only pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration under the Securities Act. In connection with any offer, resale, pledge or other transfer (individually and collectively, a "Transfer") of any Shares other than pursuant to an effective registration statement, the Company may require that the transferor of such Shares provide to the Company an opinion of counsel which opinion shall be reasonably satisfactory in form and substance to the Company, to the effect that such Transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable state or foreign securities laws. Such Purchaser agrees to the imprinting, so long as appropriate, of substantially the following legend on certificates representing the Shares:

  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

  The legends set forth above may be removed if and when the Shares represented by such certificate are disposed of pursuant to an effective registration statement under the Securities Act or the opinion of counsel referred to above has been provided to the Company. The Share Certificates shall also bear any additional legends required by applicable federal, state or foreign securities laws, which legends may be removed when, in the opinion of counsel to the Company, the same are no longer required under the applicable requirements of such securities laws. Such Purchaser agrees that, in connection with any Transfer of Shares by it pursuant to an effective registration statement under the Securities Act, it will comply with all prospectus delivery requirements of the Securities Act. The Company makes no representation, warranty or agreement as to the availability of any exemption from registration under the Securities Act with respect to any resale of Shares.

  Section 4.6 Purchaser Status. Such Purchaser represents and warrants to, and covenants and agrees with the Company that (a) at the time it was offered the Shares, it was, (b) at the date hereof, it is, and (c) at each of the First Closing Date and the Second Closing Date, it will be, an accredited investor as defined in Rule 501(a) under the Securities Act, and has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the Company and an investment in the Shares, and is able to bear the economic risk of such investment.

  Section 4.7 Sufficient Funds. Such Purchaser will have available funds sufficient to purchase its allocation of the Shares in accordance with the terms of this Agreement and to perform its obligations hereunder.

  Section 4.8 Citizenship. Such Purchaser is "a citizen of the United States" within the meaning of Section 2 of the Shipping Act of 1916, as amended.

  Section 4.9 Brokers or Finders. Other than the Commitment Fee, the Company has not incurred, and will not incur, directly or indirectly, as a result of any action taken by the Purchaser any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement.

                                  ARTICLE V.

                                   Covenants

  Section 5.1 Confidentiality. For a period of three years from the date of this Agreement, the Purchasers will refrain, and will cause their respective Representatives to refrain from disclosing to any other Person any Confidential Information. Disclosure of Confidential Information will not be deemed to be a breach of this Section 5.1 if such disclosure is made with the consent of the Company or pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial or administrative or legislative body or committee; provided that, upon receipt by the Purchasers of any subpoena or order covering Confidential Information of the Company, the Purchasers will promptly notify the Company of such subpoena or order. If this Agreement is terminated, the Purchasers further agree that they will, upon the request of the Company, promptly deliver to the Company all Confidential Information, including all copies, reproductions and extracts thereof in their possession or in the possession of any of their Representatives, and, upon the request of the Company, the Purchasers and their Representatives will destroy all other documents or records prepared by the Purchasers or their Representatives that are based on, derived from or otherwise reflect the Confidential Information.

  Section 5.2 Conduct of Business. The Company hereby covenants and agrees that, until the earlier of the Second Closing or the termination of this Agreement, unless otherwise expressly contemplated by this Agreement or consented to in writing by the Purchasers (such consent not to be unreasonably withheld):

    (a) the Company will and will cause each of its Subsidiaries to (1) operate its business in the usual and ordinary course consistent with past practices except as contemplated by this Agreement; (2) use commercially reasonable efforts to maintain and keep its properties and assets in as good a repair and condition as at present, ordinary wear and tear excepted; and (3) use all reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained; and

    (b) the Company shall not, and shall not permit any of its Subsidiaries to:

      (1) acquire or agree to acquire (whether pursuant to a definitive agreement, a non-binding letter of intent or otherwise), by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other Person (other than assets which, individually or in the aggregate, are not Material to the business or operations of the Company or any of its Subsidiaries), except for any acquisitions or agreements to acquire that have previously been disclosed to the Purchasers;

      (2) other than in connection with the Credit Agreements, refinancing of the debt under the Credit Agreements and financings disclosed in the SEC Documents, sell, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its assets or any assets of any of its Subsidiaries that are, individually or in the aggregate, Material to the business or operations of the Company or any of its Subsidiaries;

      (3) adopt or propose to adopt any amendments to the Certificate of Incorporation or Bylaws, or make any Material changes in the Company's capital structure;

      (4) change any of its accounting methods, principles, practices or policies or make or rescind any express or deemed election relating to Taxes, settle or compromise any Proceeding relating to Taxes, or change any of its methods of reporting income or deductions for federal or other income Tax purposes from those employed in the preparation of the federal or other income Tax Returns or other Tax Returns for the taxable year ending December 31, 1997, except as may be required by Applicable Law or GAAP and except as would not be Material to the Company or its Subsidiaries;

      (5) other than borrowings under or permitted by the Credit Agreements refinancing of the debt under the Credit Agreements and financings disclosed in the SEC Documents, incur any obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument or under any financing lease, whether pursuant to a sale-and-leaseback transaction or otherwise;

      (6) make any loans or advances to any Person, except in the ordinary course of business;

      (7) declare or pay any dividend or make any other distribution (whether in cash, stock or property) with respect to its capital stock (or other voting or equity securities or interests, as applicable), other than dividends paid by any Subsidiary to the Company or another Subsidiary in the ordinary and usual course of the Company's business;

      (8) split, combine, reclassify or amend any term of any of the Company's shares or capital stock (or other voting or equity securities or interests, as applicable);

      (9) (A) in any Material amount, issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, or otherwise) any of its shares of capital stock or other securities other than (i) as contemplated herein or (ii) pursuant to awards issued and outstanding as of the date hereof under outstanding options to purchase Common Stock granted under the Company's director and employee stock incentive plans disclosed in the SEC Documents or as required under the terms of any other security of the Company outstanding as in effect as of the date of this Agreement or (B) in any Material amount, purchase or otherwise acquire any of its shares or capital stock, employee or director stock options, warrants or other equity securities or debt securities other than pursuant to the terms thereof as in effect as of the date of this Agreement; or

      (10) agree in writing or otherwise to do any of the foregoing.

  Section 5.3 Approvals. The Company and the Purchasers each agree to cooperate and use all commercially reasonable efforts to obtain (and will promptly prepare all registrations, filings and applications, requests and notices preliminary to) all Approvals that may be necessary or which may be reasonably requested by the Company or the Purchasers to consummate the transactions contemplated by this Agreement and the Stockholders' Agreement.

  Section 5.4 HSR Act Notification. To the extent the HSR Act will be applicable to the acquisition of the Shares by the Purchasers, each of the parties hereto shall (a) file or cause to be filed, as promptly as practicable after the execution and delivery of this Agreement, with the Federal Trade Commission and the United States Department of Justice, all reports and other documents required to be filed by such party under the HSR Act concerning the transactions contemplated hereby and (b) promptly comply with or cause to be complied with any requests by the Federal Trade Commission or the United States Department of Justice for additional information concerning the transactions contemplated hereby, in each case so that the waiting period applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall expire as soon as practicable after the execution and delivery of this Agreement. Each party hereto agrees to request, and to cooperate with the other party or parties in requesting, early termination of any applicable waiting period under the HSR Act. If after the First Closing and until the Second Closing, further filings are required under the HSR Act so that the Purchasers may acquire the Second Tranche, the Company will upon the written request of a Purchaser, and the Purchasers will upon the written request of the Company, (a) file or cause to be filed, as promptly as practicable after the receipt of such notice and in no event later than fifteen Business Days after the receipt of such notice with the Federal Trade Commission and the United States Department of Justice, all reports and other documents required to be filed by such party under the HSR Act concerning the transactions contemplated in such notice; (b) promptly comply with or cause to be complied with any requests by the Federal Trade Commission or the United States Department of Justice for additional information so that the waiting period applicable thereto under the HSR Act shall expire as soon as practicable; and (c) cooperate with the other parties in requesting, early termination of any applicable waiting period under the HSR Act. The Company will reimburse the Purchasers for any filing fees in connection with the first such filings by the Purchasers.

  Section 5.5 Notification of Certain Matters. The Company shall give prompt notice to the Purchasers, and the Purchasers shall give prompt notice to the Company, of (a) the occurrence, or failure to occur, of any event that causes any representation or warranty contained in any Transaction Document to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Second Closing and (b) any failure of the Company or the Purchasers to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under any Transaction Document. The provisions of this Section 5.5 shall survive for so long as any representation, warranty, covenant, or agreement shall survive hereunder.

  Section 5.6 Directors. The Company shall take, or cause to be taken, such action as may be necessary or advisable to ensure that simultaneously with the First Closing the Board of Directors shall consist of eight directorships, six of which shall be held by Company's existing directors and two of which shall be designees of Inverness/Phoenix Capital LLC pursuant to the Stockholders' Agreement.

  Section 5.7 Indemnification of Directors.

  (a) At the First Closing, the Company shall enter into indemnification agreements with each of the directors designated by the Purchasers.

  (b) The Company currently maintains a directors' and officers' liability insurance policy providing an aggregate of $10.0 million in coverage. The Company shall use all commercially reasonable efforts to ensure that, as of the date of their appointment, the directors and officers liability policy provide coverage for the Purchasers' designees in their capacity as directors of the Company on the same basis as the existing directors of the Company.

  Section 5.8 Listing. Prior to each of the First Closing and the Second Closing, the Company shall file an additional listing application with the Nasdaq National Market with respect to the shares of Common Stock constituting the First Tranche and Second Tranche, respectively, and shall use reasonable best efforts to obtain the approval of the Nasdaq National Market to the listing of such Shares of Common Stock.

  Section 5.9 Stockholders' Meeting; Proxy Statement.

  (a) The Company shall take all action necessary in accordance with Applicable Law and the Certificate of Incorporation and Bylaws to duly call, give notice of, convene and hold its 1999 annual meeting of stockholders (the "Meeting") as promptly as practicable after the date hereof, but in all cases prior to July 15, 1999, to consider and vote upon the approval and adoption under the rules of the Nasdaq National Market of the issuance of the shares of Common Stock constituting the Second Tranche. The Company, through its officers and the Board, shall (1) unanimously recommend to the stockholders of the Company that they vote in favor of the adoption and approval of the issuance of shares of Common Stock constituting the Second Tranche; (2) use commercially reasonable efforts to solicit from the stockholders of the Company proxies in favor of such adoption and approval; and (3) take all other commercially reasonable efforts to secure a vote of the stockholders of the Company in favor of such adoption and approval; provided, however, that neither the Board nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, in any manner adverse to the Purchasers the approval or recommendation by the Board or any such committee thereof of the issuance of the shares of Common Stock constituting the Second Tranche or take any action having such effect.

  (b) As promptly as practicable after the date hereof, the Company shall prepare, and file with the Commission under the Exchange Act, shall use commercially reasonable efforts to have cleared by the Commission, and promptly thereafter shall mail to its stockholders, a proxy statement with respect to the Meeting. The proxy statement shall contain the unanimous recommendation of the Board that the stockholders of the Company vote in favor of the adoption and approval of the issuance of the shares of Common Stock constituting the Second Tranche. The Company shall vote all management proxies in favor of such adoption and approval, except for such proxies that specifically indicate to the contrary. The Company shall notify the Purchasers promptly of the receipt of any comments on, or any requests for amendments or supplements to, the proxy statement by the Commission, and the Company shall supply the Purchasers with copies of all correspondence between it and its representatives, on the one hand, and the Commission or members of its staff, on the other, with respect to the proxy statement. The Company, after consultation with the Purchasers, shall use commercially reasonable efforts to respond promptly to any comments made by the Commission with respect to the proxy statement. The Company and the Purchasers shall cooperate with each other in preparing the proxy statement, and the Company and the Purchasers shall each use commercially reasonable efforts to obtain and furnish the information required to be included in the proxy statement. Each of the Company and the Purchasers agrees promptly to correct any information provided by it for use in the proxy statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the proxy statement as so corrected to be filed with the SEC and to be disseminated promptly to holders of shares of the Common Stock, in each case as and to the extent required by Applicable Law.

  Section 5.10 Rights Plan Amendment. The Company shall take all action necessary to cause the Rights Agreement dated as of February 19, 1998 by and between the Company and ChaseMellon Shareholder Services, L.L.C. as Rights Agent (as amended, the "Trico Rights Agreement"), to be amended prior to the First Closing Date so that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall not cause the rights issued pursuant to the Trico Rights Agreement to become exercisable under the Trico Rights Agreement.

  Section 5.11 Use of Proceeds. The Company shall use the proceeds from the sale of the Shares for working capital and general corporate purposes.

                                  ARTICLE VI.

                        Conditions Precedent to Closing

  Section 6.1 Conditions Precedent to Each Party's Obligation. The respective obligations of the Purchasers and the Company to effect the transactions contemplated hereby are subject to the satisfaction on or prior to (1) the First Closing Date, in the case of the First Closing, or (2) the Second Closing Date, in the case of the Second Closing, of the following conditions:

  (a) Approvals. All Approvals of, or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred, or been obtained, as applicable, including the expiration or termination of any applicable waiting period under the HSR Act, and including, in the case of the Second Closing, the approval contemplated in Section 5.9 hereof.

  (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.

  (c) No Action. No action shall have been taken nor any statute, rule, or regulation shall have been enacted by any Governmental Entity that makes the consummation of the transactions contemplated hereby illegal.

  Section 6.2 Conditions Precedent to Obligation of the Purchasers. The obligation of the Purchasers to effect the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions unless waived, in whole or in part, by the Purchasers:

  (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects (provided that, for purposes of this Section 6.2(a), any representation or warranty of the Company contained herein that is qualified by a materiality standard or a Material Adverse Effect qualification shall be read without regard to any such qualifications as if such qualifications were not contained therein) as of the date of this Agreement and as of the First Closing Date and as of the Second Closing Date as though made on and as of the First Closing Date and the Second Closing Date, respectively, except for such failures which, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect, and the Purchasers shall have received a certificate to the foregoing effect signed on behalf of the Company and its Subsidiaries by the chief executive officer or by the chief financial officer of the Company at each of the First Closing and the Second Closing, if any.

  (b) Performance of Obligations. The Company and its subsidiaries shall have performed in all material respects all obligations required to be performed by it or them under this Agreement prior to the First Closing Date and prior to the Second Closing Date, if any, and the Purchasers shall have received a certificate to such effect signed on behalf of the Company and its Subsidiaries by the chief executive officer or by the chief financial officer of the Company at each of the First Closing and the Second Closing, if any.

  (c) No Adverse Action or Decision. There shall be no action, suit, investigation or proceeding, pending or threatened, against or affecting the Company or any of its Subsidiaries or any of their respective properties or rights, or any of their Affiliates, officers or directors, before any court, arbitrator or administrative or governmental body which (1) seeks to restrain, enjoin or prevent the consummation of or otherwise affect the transactions contemplated by this Agreement or the Stockholders' Agreement or (2) questions the validity or legality of any such transaction or seeks to recover damages or to obtain other relief in connection with any such transaction.

  (d) Consents Under Agreements. The Purchasers shall have been furnished with evidence of all consents or approvals, including, in the case of the Second Closing, the approval of the Company's stockholders of the issuance of the shares of Common Stock constituting the Second Tranche, required to be obtained by the Company or any of its Subsidiaries with respect to the consummation of each of the transactions contemplated by this Agreement the failure of which to obtain reasonably could be expected to result in a Material Adverse Effect, and each such consent or approval shall be unconditional.

  (e) Legal Opinions. The Purchasers shall have received from Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P., counsel to the Company and its Subsidiaries, or other counsel to the Company and its Subsidiaries reasonably acceptable to the Purchasers an opinion dated the First Closing Date, with respect to the First Closing, and the Second Closing Date, with respect to the Second Closing, in form and substance reasonably acceptable to the Purchasers.

  (f) Appointment to the Board. The Board shall have appointed the designees of Inverness/Phoenix Capital LLC to the Board in accordance with Section 5.6 and the Purchasers shall have received a copy of the resolutions of the Board pursuant to which such appointments were made.

  (g) Closing Deliveries. All documents, instruments, certificates or other items required to be delivered by the Company pursuant to Section 7.2(b) or
Section 7.4(b), as the case may be, shall have been delivered.

  Section 6.3 Conditions Precedent to Obligations of the Company. The obligation of the Company to effect the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions unless waived, in whole or in part, by the Company:

  (a) Representations and Warranties. The representations and warranties of the Purchasers set forth in this Agreement shall be true and correct in all respects (provided that, for purposes of this Section 6.3(a), any representation or warranty of the Purchasers contained herein that is qualified by a materiality standard or a Material Adverse Effect qualification shall be read without regard to any such qualifications as if such qualifications were not contained therein) as of the date of this Agreement and as of the First Closing Date and as of the Second Closing Date as though made on and as of the First Closing Date and the Second Closing Date, respectively, except for such failures which, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect, and the Company shall have received a certificate to the foregoing effect signed on behalf of the Purchasers by its managing member at each of the First Closing and the Second Closing, if any.

  (b) Performance of Obligations of the Purchasers. The Purchasers shall have performed in all material respects the obligations required to be performed by them under this Agreement prior to the First Closing Date and prior to the Second Closing Date, if any, and the Company shall have received a certificate to such effect signed on behalf of the Purchasers by its managing member at each of the First Closing and the Second Closing, if any.

  (c) Closing Deliveries. All documents, instruments, certificates or other items required to be delivered by the Purchasers pursuant to Section 7.2(a) or
Section 7.4(a) shall have been delivered.

                                 ARTICLE VII.

                                   Closings

  Section 7.1 First Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VI, the purchase and sale of the First Tranche to be purchased by the Purchasers hereunder (the "First Closing") will take place at the offices of Vinson & Elkins L.L.P., 2300 First City Tower, 1001 Fannin, Houston, Texas, 77002, at 10:00 a.m., local time, on the third Business Day following the satisfaction or waiver (subject to Applicable Law) of each of the conditions to the obligations of the parties to effect the transactions to occur at such First Closing as set forth in Article VI, or on such other date as mutually agreed to by the parties hereto. The date on which the First Closing occurs is herein referred to as the "First Closing Date". All closing transactions at the First Closing shall be deemed to have occurred simultaneously.

  Section 7.2 Actions to Occur at the First Closing.

  (a) At the First Closing, the Purchasers shall deliver to the Company the following:

    (1) Purchase Price. An amount equal to the First Tranche Purchase Price for the First Tranche in accordance with Article II.

    (2) Certificates. The certificates described in Sections 6.3(a) and
  6.3(b).

    (3) Stockholders' Agreement. The Stockholders' Agreement, duly executed by the Purchasers.

  (b) At the First Closing, the Company shall deliver to the Purchasers (or to their respective designees as indicated otherwise) the following:

    (1) Share Certificates. Certificates representing the shares of Common Stock constituting the First Tranche.

    (2) Commitment Fee. Cash in the amount of $1,000,000, constituting partial payment of the Commitment Fee in accordance with Article II.

    (3) Stockholders' Agreement. The Stockholders' Agreement, duly executed.

    (4) Certificates. The certificates described in Sections 6.2(a) and
  6.2(b).

    (5) Consents Under Agreements. The original of each consent or approval, if any, pursuant to Section 6.2(d).

    (6) Legal Opinions. The opinions of counsel referred to in Section
  6.2(e).

    (7) Appointment to the Board. The resolutions of the Board referred to in
  Section 6.2(f).

  Section 7.3 Second Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VI, the purchase and sale of the Second Tranche to be purchased by the Purchasers hereunder (the "Second Closing") will take place at the offices of Vinson & Elkins L.L.P., 2300 First City Towers, 1001 Fannin, Houston, Texas, 77002, at 10:00 a.m., local time, on the third Business Day following the satisfaction or waiver (subject to Applicable
Law) of each of the conditions to the obligations of the parties to effect the transactions to occur at such Second Closing as set forth in Article VI, or on such other date as mutually agreed to by the parties hereto. The date on which the Second Closing occurs is herein referred to as the "Second Closing Date". All closing transactions at the Second Closing shall be deemed to have occurred simultaneously.

  Section 7.4 Actions to Occur at the Second Closing.

  (a) At the Second Closing, the Purchasers shall deliver to the Company the following:

    (1) Purchase Price. An amount equal to the Second Tranche Purchase Price for the Second Tranche in accordance with Article II.

    (2) Certificates. The certificates described in Sections 6.3(a) and
  6.3(b).

  (b) At the Second Closing, the Company shall deliver to the Purchasers (or to their respective designees as indicated otherwise) the following:

    (1) Share Certificates. Certificates representing the shares of Common Stock constituting the Second Tranche.

    (2) Commitment Fee. Cash in the amount of $1,000,000, constituting payment of the remainder of the Commitment Fee in accordance with Article II if the Second Closing occurs on or before July 15, 1999.

    (3) Certificates. The certificates described in Sections 6.2(a) and
  6.2(b).

    (4) Consents Under Agreements. The original of each consent or approval, if any, pursuant to Section 6.2(d), including a certificate from the Company with respect to the approval of the Company's stockholders of the issuance of the shares of Common Stock constituting the Second Tranche.

    (5) Legal Opinions. The opinions of counsel referred to in Section
  6.2(e).

                                 ARTICLE VIII.

                                  Termination

  Section 8.1 Termination. This Agreement may be terminated prior to the First
Closing:

  (a) by mutual consent of the Purchasers and the Company;

  (b) by either the Purchasers or the Company:

    (1) in the event of a breach by the other party of any representation, warranty, covenant or agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 6.2 or 6.3, and (B) cannot be cured or, if curable, has not been cured within 20 days (the "Cure Period") following receipt by the breaching party of written notice of such breach;

    (2) if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, or ruling or taken any other action (which order, decree, or ruling the Purchasers and the Company shall use all commercially reasonable efforts to lift), in each case permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling, or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this clause (2) shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, such order, decree, ruling or other action; or

    (3) if the First Closing shall not have occurred by May 15, 1999, provided, however, that the right to terminate this Agreement under this clause (3) shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the First Closing to occur on or before such date.

  Unless agreed to otherwise in writing by the Purchasers and the Company, this Agreement shall automatically terminate on September 30, 1999 if the stockholder approval contemplated in Section 5.9 has not been obtained.

  The right of any party hereto to terminate this Agreement pursuant to this
Section 8.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers, directors, employees, accountants, consultants, legal counsel, agents, or other representatives whether prior to or after the execution of this Agreement.

  Section 8.2 Effect of Termination. In the event of the termination of this Agreement, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, unless such termination has occurred due to the lapse of time, and, except in the case of a termination pursuant to Section 8.1(b)(1), this Agreement (except for the provisions of this Section 8.2, and Sections 5.1, 10.5, 10.6, 10.9, 10.10, 10.11, 10.12, and 10.13, which shall survive such termination) shall forthwith become null and void. Subject to the provisions of Section 10.5, in the event of a termination of this Agreement by either the Company or the Purchasers as provided above, other than a termination pursuant to Section 8.1(b)(1), there shall be no liability on the part of the Company or the Purchasers; provided, however, that nothing in this Section 8 shall be deemed to release either party from any breach by such party of the terms and provisions of this Agreement or to impair the right of either party to compel specific performance by the other party of its obligations under this Agreement.

                                  ARTICLE IX.

                               Recovery of Fees

  Any Party who shall obtain a final judgment in a court of competent jurisdiction for the payment of damages by another Party for a breach of this Agreement shall be entitled to recover reasonable attorneys' fees and court costs incurred in connection with the obtaining of such judgment.

                                  ARTICLE X.

                                 Miscellaneous

  Section 10.1 Survival of Provisions.

  (a) The representations and warranties of the Company and the Purchasers made herein or in the Stockholders' Agreement and the covenants of the Company and the Purchasers to be complied with on or prior to the First Closing Date, the Second Closing Date or September 30, 1999, as the case may be, shall remain operative and in full force and effect pursuant to their terms, regardless of (1) any investigation made by or on behalf of the Purchasers or the Company, as the case may be, or (2) acceptance of any of the Shares and payment by the Purchasers therefor, until April 16, 2002; provided, however, that the representations and warranties of the Company made in Sections 3.1,
3.3 and 3.4 shall not terminate.

  Section 10.2 No Waiver; Modification in Writing. No failure or delay on the part of the Company or a Purchaser in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Without limiting the rights that any party may have for fraud under common law, and except with respect to claims arising from or liability based on a breach of the Company's representation and warranty in Section 3.5(a), the remedies provided for herein are cumulative and are the exclusive remedies available to the Company or the Purchasers at law or in equity. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given without the written consent of the Company, on the one hand, and the Purchasers or their permitted assigns, on the other hand; provided that notice of any such waiver shall be given to each party hereto as set forth below. Any amendment, supplement or modification of or to any provision of this Agreement, or any waiver of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on any party hereto in any case shall entitle the other party to any other or further notice or demand in similar or other circumstances.

  Section 10.3 Specific Performance. The parties recognize that in the event the Company or the Purchasers should refuse to perform under the provisions of this Agreement, monetary damages alone will not be adequate. The Purchasers or the Company, as the case may be, shall therefore be entitled, in addition to any other remedies which may be available, including money damages, to obtain specific performance of the terms of this Agreement, without any requirement for the posting of any bond. In the event of any action to enforce this Agreement or the Stockholders' Agreement specifically, the Company and the Purchasers hereby waive the defense that there is an adequate remedy at law.

  Section 10.4 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of applicable law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

  Section 10.5 Fees and Expenses.

  (a) The Company shall pay its own expenses incurred in connection with the negotiation, execution, delivery, performance and consummation of this Agreement.

  (b) Unless this Agreement is terminated by the Company pursuant to Section 8.1(b)(1), within 30 days after the earlier of (1) the Second Closing Date or
(2) July 15, 1999 the Company shall reimburse each of the Purchasers for the out-of-pocket expenses of the Purchasers or any of their Affiliates (whether or not incurred prior to the date hereof), including, without limitation, the fees, disbursements and other reasonable expenses of attorneys, accountants and any other advisors thereto, arising out of or relating to the negotiation, execution, delivery and consummation of this Agreement.

  Section 10.6 Parties in Interest. This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of each party hereto and their successors and assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

  Section 10.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  (a) If to the Purchasers, to:

    Inverness/Phoenix Capital LLC
    660 Steamboat Road
    Greenwich, Connecticut 06830
    Attn: W. McComb Dunwoody
           James C. Comis III

  (b) If to the Company, to:

    Trico Marine Services, Inc.
    2401 Fountain View, Suite 920
    Houston, Texas 77057
    Attn: Chairman

  Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered, on the date of receipt, if telecopied, three Business Days after the date of mailing, if mailed by registered or certified mail, return receipt requested, and one Business Day after the date of sending, if sent by Federal Express or other recognized overnight courier.

  Section 10.8 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

  Section 10.9 Entire Agreement. This Agreement (which term shall be deemed to include the Exhibits and Schedules hereto and the other certificates, documents and instruments delivered hereunder) and the Stockholders' Agreement constitute the entire agreement of the parties hereto and supersede all prior agreements, letters of intent and understandings, both written and oral, among the parties with respect to the subject matter hereof. There are no representations or warranties, agreements, or covenants other than those expressly set forth in this Agreement and the Stockholders Agreement.

  Section 10.10 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW PROVISIONS.

  Section 10.11 Public Announcements. The Company, on the one hand, and the Purchasers, on the other, shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, except for statements required by Applicable Law or by any listing agreements with or rules of any national securities exchange or the National Association of Shares Dealers, Inc., or made in disclosures reasonably determined as required to be filed pursuant to the Securities Act or the Exchange Act.

  Section 10.12 Assignment. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto, whether by operation of law or otherwise; provided, however, that upon notice to the Company, (a) each Purchaser may assign or delegate any or all of its rights or obligations under this Agreement to any Affiliate or Partner thereof and (b) nothing in this Agreement shall limit each Purchaser's ability to assign its rights under this Agreement to any institutional investor that provides funds to the Purchasers without the consent of the Company. In the event of such an assignment, the provisions of this Agreement shall inure to the benefit of and be binding on the Purchaser's assigns. Any attempted assignment in violation of this Section 10.12 shall be null and void.

  Section 10.13 Director and Officer Liability. The directors, officers, partners, members and stockholders of the Purchasers, the Company and their respective Affiliates shall not have any personal liability or obligation arising under this Agreement (including any claims that the Company or the Purchasers may assert) other than as an assignee of this Agreement.

  Section 10.14 Headings. The headings of this Agreement are for convenience of reference only and are not part of the substance of this Agreement.

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

  IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officer as of the date first written above.

                                 TRICO MARINE SERVICES, INC.

                                 By: __________________________________________
                                    Name: Victor M. Perez
                                    Title: Vice President and Chief Financial
                                     Officer

                                 INVERNESS/PHOENIX PARTNERS LP

                                   By: Inverness/Phoenix Capital LLC,
                                       its General Partner

                                       By: Inverness Management Fund I LLC,
                                           its Managing Member

                                            By: Key-Comis Limited Partnership,
                                                its Managing Member

                                                By: J.C. Comis LLC,
                                                    its General Partner

                                                By: ___________________________
                                                   Name: James C. Comis, III
                                                   Title: Managing Member

                                 EXECUTIVE CAPITAL PARTNERS I LP

                                   By: Inverness/Phoenix Capital LLC,
                                       its General Partner

                                       By: Inverness Management Fund I LLC,
                                           its Managing Member

                                            By: Key-Comis Limited Partnership,
                                                its Managing Member

                                                By: J.C. Comis LLC,
                                                    its General Partner

                                                By: ___________________________
                                                   Name: James C. Comis, III
                                                   Title: Managing Member

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